UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 20, 2012
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CHROMCRAFT REVINGTON, INC.
(Exact name of registrant as specified in its charter)
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Delaware	1-13970	35-1848094
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 Win Hentschel Boulevard, Suite 250, West Lafayette, Indiana	47906
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (765) 807-2640
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 20, 2012, Chromcraft Revington, Inc. (the “Company”) entered into a new Loan and Security Agreement (the “Loan Agreement”) according to which Gibraltar Business Capital, LLC (the “Lender”) has agreed to provide the Company with a secured revolving credit facility up to a maximum amount of $5 million (including letters of credit) based upon eligible accounts receivable of the Company.  The new credit facility with the Lender replaces the Company’s former credit facility with First Business Capital Corp. (“FBCC”).

The new credit facility will expire on April 20, 2014 and will automatically renew for successive one-year periods, unless either the Company or the Lender provides the other with timely written notice of its intent not to extend the credit facility.  All advances under the credit facility must be used for general working capital needs of the Company and capital expenditures up to $300,000 in a calendar year, except that the initial advance under the new credit facility was used to pay certain obligations owed to FBCC under the former credit facility and certain fees and expenses owed to the Lender relating to the new credit facility.

The Loan Agreement provides that advances under the new credit facility will bear interest at the greater of (i) prime rate (as published in the Wall Street Journal from time to time) plus 3%, or (ii) 6.25% per annum.  In addition, the Loan Agreement requires the Company to pay a monthly collateral maintenance fee and certain other fees and expenses to the Lender.  The Company’s obligations under the Loan Agreement are secured by all of the Company’s assets, including, but not limited to, accounts receivable, inventory, machinery, equipment, deposit accounts, real estate and general intangibles.

The Loan Agreement contains representations and warranties as well as affirmative and negative covenants of the Company.  The covenants include, but are not limited to, minimum net income requirements as well as restrictions or limitations on other indebtedness, other liens on Company assets, capital expenditures, sales of assets (other than sales of inventory in the ordinary course of business), mergers with or acquisitions of other businesses and amendments to the Company’s Certificate of Incorporation and By-Laws.

The Loan Agreement also contains events of default.  The events of default include, but are not limited to, nonpayment of any of the Company’s obligations to the Lender, a failure by the Company to perform any of its covenants under the Loan Agreement or other related loan documents, the occurrence of a condition or event that has a material adverse effect on the Company or if the Company’s current Chief Executive Officer or Chief Financial Officer is no longer in a senior management position at the Company.  Certain events of default (such as, for example, certain payment obligations and a change in the current Chief Executive Officer or Chief Financial Officer of the Company) have cure or grace periods.

Upon the occurrence of an event of default, the Lender may terminate its commitment to make advances under the credit facility, declare upon notice to the Company all amounts then outstanding under the credit facility to be immediately due and payable, charge a default rate of interest, take possession of and sell assets of the Company that constitute collateral for the credit facility and exercise any other rights and remedies that the Lender may have.

Management of the Company believes that the new credit facility provides the Company with the borrowing capacity to meet the Company’s anticipated cash operating needs for at least the next twelve months and, in addition, provides greater flexibility than the prior credit facility.

The foregoing is only a summary of the Loan Agreement and is qualified in its entirety by reference to the Loan Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2012.

Item 1.02.	Termination of a Material Definitive Agreement.

On April 20, 2012, the Company and FBCC terminated the loan and security agreement between them and according to which FBCC had provided a secured revolving credit facility to the Company up to a maximum amount of $10 million (including letters of credit).  This agreement was terminated because the Company entered into the new Loan Agreement with the Lender.

On the date of the termination, the Company had approximately $103,000 in borrowings outstanding under the FBCC credit facility.  The Company paid approximately $162,500 in termination-related fees to FBCC in connection with the termination of the loan and security agreement with FBCC.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Forward-Looking Statements

Certain information and statements contained in this report are forward-looking statements.  These forward-looking statements can be generally identified as such because they include future tense or dates, are not historical or current facts, or include words such as “believes” or words of similar import.  Forward-looking statements express management’s current expectations or forecasts of future events, but are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those in such statements.

There are a number of factors, risks and uncertainties that could cause actual results or outcomes to differ materially from those identified in the forward-looking statements, including, but not limited to, that the new credit facility will provide the Company with the borrowing capacity to meet its anticipated cash operating needs for at least the next twelve months and with greater flexibility than the prior credit facility.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2012

CHROMCRAFT REVINGTON, INC.

	By:	/s/ James M. La Neve
James M. La Neve
Vice President and
Chief Financial Officer